------
FORM 3
------
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

            INITITAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
-------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*

      Winn,                          H.                          Thomas
     --------------------------------------------------------------------
     (Last)                          (First)                     (Middle)

                            3040 Post Oak Blvd. #675
     --------------------------------------------------------------------
                                    (Street)
      Houston,                       Texas                        77056
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
                                    9/19/99
-------------------------------------------------------------------------------

 3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

-------------------------------------------------------------------------------

 4. Issuer Name and Ticket or Trading Symbol
                         Steroidogenisis (STGI)
-------------------------------------------------------------------------------

 5. Relationship of Reporting Person to Issuer (Check all applicable)

    [ X ]  Director                       [   ]  10% Owner
    [   ]  Officer (give title below)     [   ]  Other (specify below)

    ---------------------------------------------------------------------------

 6. If Amendment, Date of Original (Month/Day/Year)

-------------------------------------------------------------------------------
 7. Individual or Joint/Group Filing (Check applicable line)

     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---

-------------------------------------------------------------------------------
TABLE I -- Non-Derivative Securities Beneficially Owned

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 4)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
-----------------------------------------------------------------------------------------------------------------------------------
    Common Stock                 |       100,000             |      D                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------

* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v).
Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.
                                        (Print or Type Responses)

                                                                          (Over)

FORM 3 (continued)       Table II -- Derivative Securities Benefically Owned
                     (e.g., puts, calls, warrants, options, convertible securities)
---------------------------------------------------------------------------------------------
1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
---------------------------------------------------------------------------------------------
                                                   |                    |
                                                   |                    |
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
                                                   |                    |
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
                                                   |                    |
                                                   |                    |
---------------------------------------------------------------------------------------------
                                                   |                    |
                                                   |                    |
                                                   |                    |
=============================================================================================


===================================================================================================================================
3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |  Ammount or  |                           |                                   |
                          |   Number of  |                           |                                   |
          Title           |   Shares     |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
                          |              |                           |                                   |
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
                          |              |                           |                                   |
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
                          |              |                           |                                   |
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
                          |              |                           |                                   |
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 10 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, See instruction 6 for procedure.



/s/ H. Thomas Winn                            09/17/99
----------------------------------    ---------------------------
**Signature of Reporting Person                 Date

                                                                      Page 2
                        (Print or Type Reponses)